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                                                                  EXHIBIT 99.1

                    [LETTERHEAD OF BEAR, STEARNS & CO. INC.]


Special Committee of the Board of Directors
Bruker Daltonics Inc.
40 Manning Park
Billerica, MA 01821

Members of the Special Committee:

         We hereby consent to the inclusion of our opinion letter to the Special Committee of the Board of Directors of Bruker Daltonics Inc. ("Bruker Daltonics") as Annex C to the Proxy Statement/Prospectus of Bruker Daltonics relating to the proposed merger transaction involving Bruker Daltonics and Bruker AXS Inc. and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY OF THE PROPOSED MERGER -- RECOMMENDATION OF THE BOARD OF DIRECTORS AND OPINIONS OF FINANCIAL ADVISORS -- Opinion of Bruker Daltonics Financial Advisor" and "PROPOSAL NO. 1: THE MERGER -- Opinion of Bruker Daltonics Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                     By: /s/ BEAR, STEARNS & CO. INC.
                                         ----------------------------
                                         BEAR, STEARNS & CO. INC.

New York, New York
April 30, 2003